Exhibit (a)(8)

WITHDRAWAL FORM FOR ELIGIBLE EMPLOYEES RESIDING IN FRANCE, GERMANY AND MEXICO

THIS WITHDRAWAL FORM MAY BE USED ONLY IF YOU ARE AN ELIGIBLE EMPLOYEE RESIDING IN FRANCE, GERMANY OR MEXICO AND YOU ELECT TO WITHDRAW YOUR PREVIOUSLY TENDERED ELIGIBLE OPTIONS IN CONNECTION WITH THE OFFER.

ELIGIBLE EMPLOYEES IN THE UNITED STATES WHO ELECT TO WITHDRAW THEIR PREVIOUSLY TENDERED ELIGIBLE OPTIONS MAY NOT USE THIS WITHDRAWAL FORM AND MUST USE THE BANK OF NEW YORK’S TOLL-FREE TELEPHONE ELECTION SYSTEM OR INTERNET ELECTION SYSTEM. PLEASE REFER TO SECTION 5 OF THE OFFER TO EXCHANGE FOR INSTRUCTIONS ON WITHDRAWING YOUR ACCEPTANCE.

The Bank of New York must RECEIVE this Withdrawal Form prior to 5:00 p.m., EST, on December 17, 2003 unless the offer is extended by Delphi Corporation.

You should carefully read the Offer to Exchange, and all other related documents, before you complete this Withdrawal Form. If you elect to withdraw your previously tendered eligible options, you must deliver this properly completed and duly executed Withdrawal Form to:

The Bank of New York
Proxy Services — A Level — E
101 Barclay St
New York, NY 10286

You may withdraw your previously tendered eligible options ONLY by mailing this properly completed and duly executed Withdrawal Form to the address set forth above. You must enter your control number (included in the black box on your printed Acceptance Form) and sign this Withdrawal Form exactly as your name appears on your Acceptance Form. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority to act in such capacity must be indicated on this Withdrawal Form.

—PLEASE DETACH HERE—

Please print your name and control number as they appear on the Acceptance Form that you received with the Offer to Exchange:

Name:

Control Number:

PLEASE MARK, SIGN, DATE AND RETURN THIS WITHDRAWAL FORM PROMPTLY TO THE ADDRESS LISTED ON THE TOP PORTION OF THIS WITHDRAWAL FORM. You should sign your name EXACTLY as it appears on your Acceptance Form. If this Withdrawal Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be specified and proper evidence of the authority of such person to act in such capacity must be submitted with this Withdrawal Form.

By delivering this properly completed Withdrawal Form, I, the undersigned, hereby accept the terms and conditions of the Offer to Exchange. I understand and acknowledge, pursuant to the terms and subject to the conditions of the offer, that once I have validly withdrawn from the offer, I may re-accept the offer, but only by again properly following the acceptance procedures set forth in Section 4 of the Offer to Exchange. I also understand that Delphi Corporation will determine, in its sole discretion, all questions as to the form and validity, including time of receipt of withdrawals of any previously tendered eligible options. Neither Delphi Corporation, The Bank of New York nor any other person is obligated to give notice of any defects or irregularities in any withdrawal of previously tendered eligible options, and no one will be liable for failing to give notice of any defects or irregularities. I hereby withdraw my previously tendered eligible options pursuant to the terms and conditions of the Offer to Exchange.

Signature:	Date: